PHLO CORPORATION
                        475 PARK AVENUE SOUTH, 7TH FLOOR
                            NEW YORK, NEW YORK 10016



                              INFORMATION STATEMENT

General


     Phlo Corporation (the "Company") is mailing this information statement on or about ____________, 2000 to holders of record as of ___________, 2000 of the Company's common stock, par value $.0001 per share. The Company is furnishing you with this information statement in connection with the taking of action by written consent of the holders of a majority of the outstanding shares of the Company's common stock approving an amendment to the Company's Certificate of Incorporation (the "Amendment") that will:

     1. Increase the authorized shares of common stock of the Company from 25,000,000 shares to 250,000,000 shares; and

     2. Add a new Article Twelfth that will provide that "The Board of Directors of the Corporation shall have the authority to fix by resolution the voting rights and the designations, preferences and relative, participating, option or other special rights, and the qualifications or restrictions of one or more classes or series of stock, to create one or more series within a class, and to specify the number of shares of any such series. The Board of Directors of the Corporation shall have the authority to create additional classes and series of the Common Stock and the Preferred Stock without the approval of the shareholders of the Corporation with the limitation that such creation or designation shall not materially adversely affect the rights, preferences, privileges or restrictions pertaining to the Common Stock and/or the Preferred Stock, as the case may be."

     The Company is not asking you for a proxy or consent, and you are requested not to send a proxy or consent.

Dissenters' Rights of Appraisal

     Under the Delaware General Corporation Law, neither the approval nor the filing of the Amendment, as described above, requires the Company to provide dissenting stockholders with a right of appraisal, and the Company will not provide stockholders with that right.

Voting Securities and Principal Holders

     As of August 31, 2000, there were outstanding 24,755,503 shares of common stock held of record by approximately 2,000 stockholders. Each share of common stock is entitled to one vote. James B. Hovis, Anne P. Hovis and Edward J. Mathias have consented in writing to the Amendment. These stockholders hold, in the aggregate, 14,844,455 shares, or 59.96% of the issued and outstanding shares, of common stock and collectively have sufficient voting power to approve the Amendment. Therefore, no other stockholder consents are required to approve the Amendment, the Company is not soliciting any other stockholder consents, and no stockholders' meeting is being held in connection with these actions.

     The following table sets forth, as of August 31, 2000, information about the beneficial ownership of common stock by (a) each person or entity known by the Company to be the beneficial owner of 5% or more of such shares, (b) each named executive officer, as defined in Item 402(a) (2) of SEC Regulation S-B,
(c) each of the Company's directors, and (d) all executive officers and directors as a group.

------------------------------------------------ -------------------------------- -------------------------------
Name and Address of Beneficial Owner             Shares of Common Stock           Percentage (%) of Common
(1)                                              Owned                            Stock (2)
------------------------------------------------ -------------------------------- -------------------------------
James B. Hovis                                   8,795,260                  (3)               35.53%
------------------------------------------------ -------------------------------- -------------------------------
Anne P. Hovis                                    8,761,380                  (4)               35.39%
------------------------------------------------ -------------------------------- -------------------------------
Edward J. Mathias                                6,083,075                  (5)               24.57%
------------------------------------------------ -------------------------------- -------------------------------
Robert J. Sipper                                 6,245,426                  (6)               20.15%
------------------------------------------------ -------------------------------- -------------------------------
Allen G. Hoube, Jr.                                 439,188                                   1.77%
------------------------------------------------ -------------------------------- -------------------------------
Gary Otterbach                                      165,481                                   0.67%
------------------------------------------------ -------------------------------- -------------------------------
All executive officers and directors
as a group (five persons)                        15,645,355                                   50.47%
------------------------------------------------ -------------------------------- -------------------------------

(1) The address of each stockholder shown in this table, except as otherwise indicated, is c/o Phlo Corporation, 475 Park Avenue South, 7th Floor, New York, New York 10016

(2) Based upon 24,755,503 shares of common stock outstanding as of August 31, 2000, and warrants and options to purchase shares of common stock exercisable by the listed individuals which are outstanding as of August 31, 2000.

(3) Includes 5,745,349 shares as to which Mr. Hovis has sole voting power, 3,016,031 shares as to which he shares the power to dispose with his wife, Anne P. Hovis, and an aggregate of 33,380 shares as to which Mr. Hovis has indirect beneficial ownership as trustee for his sons under the Uniform Gift to Minors Act of the Commonwealth of Virginia.

(4) Includes 3,016,031 shares as to which Mrs. Hovis has sole voting power and 5,745,349 shares as to which she shares the power to dispose with her husband, James B. Hovis.






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

(5) Mr. Mathias' address is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004-2505.

(6) Includes options issued in December 1998 to purchase 425,000 shares of common stock, exercisable at $.05 per share, options issued in January 1998 to purchase 200,000 shares of common stock, exercisable at $0.16 per share, options issued in September 1997 to purchase 100,000 shares of common stock, exercisable at $0.50 per share, options issued in June 1997 to purchase 100,000 shares of common stock, exercisable at $0.875 per share, and a warrant issued in June 1999 to purchase 5,420,426 shares of common stock at an exercise price of $0.12 per share.


The Amendment

     Authorization or Issuance of Securities Otherwise Than for Exchange for Outstanding Securities. The Amendment will increase the authorized number of shares of the Company's common stock from 25,000,000 to 250,000,000. Holders of the Company's common stock have no pre-emptive rights to acquire or subscribe to any additional shares of stock.

     The purpose of authorizing additional shares of common stock is (a) to provide the Company with the ability to fulfill all of its obligations to issue common and preferred stock and to reserve adequate common stock to provide for the exercise of all outstanding options and warrants and (b) to provide the Company with the ability to use capital stock in the future for business purposes.

     The Company's Certificate of Incorporation currently authorizes the issuance of 25,000,000 shares of common stock. As of the date hereof, there are 24,755,503 shares of common stock issued and outstanding.

     In late 1998, the Company agreed to acquire at least 80% of the capital stock of a private company, X-Treem Products Corporation ("X-Treem"), through an exchange of stock with the shareholders of X-Treem (the "Stock Exchange Transaction"). Approximately 96% of the holders of capital stock of X-Treem elected to participate in the Stock Exchange Transaction by tendering their shares of X-Treem stock to the Company. The Stock Exchange Transaction agreement provided for an initial exchange of the Company's shares for a portion of the total number of X-Treem shares to be exchanged, followed by a reverse stock split which, in turn, would be followed by a final exchange of the Company's shares for the balance of the X-Treem shares to be exchanged as adjusted for the reverse split. In April, 1999, the Stock Exchange Transaction agreement was amended to eliminate the reverse-split. As a result, the Company was not able to complete the final exchange of its shares for the balance of the X-Treem shares to be exchanged under the amended agreement because the Company did not have enough authorized shares to do so. The Company remains obligated to issue to X-Treem shareholders who elected to participate in the Stock Exchange Transaction an aggregate of 941,160 shares of common stock and 1,112,010 shares of Series C Preferred Stock pursuant to the Stock Exchange Transaction agreement, as amended.

     In connection with the Stock Exchange Transaction, in December 1998, by unanimous written consent of the directors of the Company, the membership of the Board of Directors was increased from three (3) to a maximum of eight (8) directors, and three members of X-Treem's management were added to the Board of Directors. These actions resulted in the Company having a board of directors consisting of six persons. Also in connection with the Stock Exchange Transaction, the Company received more than $400,000 in badly needed financing and entered into an agreement to license its first patent-pending technology for use in its products. The Company's pre-transaction management had not otherwise been able to attract the financing necessary to continue the Company's operations and did not have the contacts in the scientific community to obtain the licensing opportunity. Such contacts have resulted in the Company's being able to introduce its first beverage product containing a proprietary technology into the marketplace and in the acquisition of other patented and patent-pending technologies.

     In order to obtain necessary funding for the Company's operations, including product development and technology acquisition, the Company has made private placements of its equity securities, consisting of a combination of common and preferred stock, which obligate the Company to issue an aggregate of 3,244,888 additional shares of common stock and 1,592,909 shares of Series C Preferred Stock. The Company also has outstanding options and warrants for the purchase of its common stock. As of July 31, 2000, the Company had outstanding options for the purchase of an aggregate of 2,438,333 shares of common stock and warrants for the purchase of an aggregate of 8,827,928 shares of common stock.

     In addition to allowing the Company to meet its existing obligations to issue stock described above, the increase in authorized shares will provide the Company with the flexibility of using its common stock for business, incentive, and funding purposes in the future. For example, the Company may use the additional shares for, among other things, raising funds, establishing strategic relationships with other companies, expanding its business or product lines through the acquisition of other businesses or products, and providing equity incentives to employees, officers or directors.

     Authorization of "Blank Check" Authority for Board of Directors. The Amendment will include the addition of an Article Twelfth, which will provide that "The Board of Directors of the Corporation shall have the authority to fix by resolution the voting rights and the designations, preferences and relative, participating, option or other special rights, and the qualifications or restrictions of one or more classes or series of stock, to create one or more series within a class, and to specify the number of shares of any such series. The Board of Directors of the Corporation shall have the authority to create additional classes and series of the Common Stock and the Preferred Stock without the approval of the shareholders of the Corporation with the limitation that such creation or designation shall not materially adversely affect the rights, preferences, privileges or restrictions pertaining to the Common Stock and/or the Preferred Stock, as the case may be."

     The purpose of providing the board of directors with this authority is to allow the board the flexibility to create classes and series of stock to meet its business needs without the delay and expense involved in obtaining stockholder approval for each class and series of stock to be created.

     It is anticipated that upon the effectiveness of the amendment, the board will authorize the creation of Series C Preferred Stock and authorize the issuance of 1,112,010 shares of Series C Preferred Stock. It is anticipated that the terms of the Series C Preferred Stock will be as follows. The holders of the Series C Preferred Stock will have the right to convert their shares of Series C Preferred Stock into shares of common stock at any time after the earlier to occur of (i) September 30, 2001 or (ii) six months after the closing of a secondary public offering of the Company's stock resulting in gross proceeds to the Company of not less than $10,000,000. Each share of Series C Preferred Stock will be convertible into the Company's common stock based on a defined formula, with the initial conversion rate being equal to 100 shares of common stock for each share of Series C Preferred Stock. Each holder of Series C Preferred Stock will be entitled to cast one vote for each share of common stock into which such holder's Series C Preferred Stock is convertible. The holders of the Series C Preferred Stock will not have any right to dividends, however, no dividends will be paid to holders of common stock unless simultaneously therewith dividends are paid to holders of the Series C Preferred Stock based on the number of shares of common stock into which their holdings are convertible. The holders of the Series C Preferred Stock will have a liquidation preference equal to $0.01 per share of Series C Preferred Stock plus accrued but unpaid dividends, if any.

     Effects of Amendment on Existing Stockholders. The newly authorized shares of common stock will be issuable, and any class or series of preferred stock may be created and issued, at any time and from time to time by action of the board of directors without further authorization from the Company's stockholders, except as required by applicable law or rules and regulations, to any persons and for any consideration (but not less than par value) that the board of directors determines. Holders of the Company's common stock have no preemptive rights to acquire or subscribe to any additional shares of common stock.

     Issuance of additional shares of common stock, directly or upon exercise of warrants or options or upon conversion of convertible preferred stock, including those shares of stock which the Company is currently obligated to issue, will have a dilutive effect on existing stockholders. The issuance of the Series C Preferred Stock will have no immediate dilutive effect as holders thereof will not have the right to convert their shares of Series C Preferred Stock to shares of common stock until a future date, as set forth above. In addition, the issuance of additional shares of common stock may have a depressive effect on the market price of the Company's securities. An increase in the number of issued and outstanding shares of voting common stock and/or the creation and issuance of voting preferred stock would also have a dilutive effect on the voting power of the existing outstanding common stock. Finally, the issuance of additional shares of common stock or securities convertible into shares of common stock at prices below the current market price would also have a dilutive effect on stockholders' equity.

Required Vote

     The adoption of the Amendment requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of common stock issued and outstanding. As discussed above, stockholders holding a majority of the outstanding shares of common stock entitled to vote on this matter have approved the Amendment.

Interest of Certain Persons in Matters to be Acted Upon.

     In connection with the Stock Exchange Transaction, the Company is obligated to issue shares of common stock and Series C Preferred Stock to those officers and directors of the Company who participated in the Stock Exchange Transaction by tendering their shares of stock of X-Treem to the Company, but who, like other participants of the Stock Exchange Transaction, have not yet received all of their shares of the capital stock of the Company in consideration therefor. In addition, the Company has the obligation to reserve shares of common stock for their issuance (i) upon the exercise of the warrant issued to Robert J. Sipper in connection with the Stock Exchange Transaction and (ii) upon the exercise of options issued to Robert J. Sipper prior to the Stock Exchange Transaction.

Financial and Other Information.

     The information contained in Part II, Item 6 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 7 - "Financial Statements and Footnotes" of the Company's Form 10-KSB for the fiscal year ended March 31, 2000, and the information contained in Part I, Item 1 - "Financial Statements" and Item 2 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Form 10-QSB for the fiscal quarter ended June 30, 2000, are incorporated in this information statement by reference. Copies of the Form 10-KSB and Form 10-QSB are enclosed with this information statement.

                                           By Order of the Board of Directors


                                           /s/James B. Hovis
                                           ------------------------------
                                           James B. Hovis
                                           President and Chief Executive Officer

___________, 2000






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